Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2022, with respect to the financial statements and internal control over financial reporting included in the Annual Report of Ring Energy, Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of Ring Energy, Inc. on Forms S-3 (File No. 333-229515, File No. 333-230966 and File No. 333-237988) and Forms S-8 (File No. 333-191485 and File No. 333-257633).

/s/ GRANT THORNTON LLP

Houston, Texas
March 16, 2022